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                                                                    EXHIBIT 99.1

SUN COMMUNITIES ANNOUNCES CASH TENDER OFFER AND CONSENT SOLICITATION FOR ITS UNSECURED NOTES; MAJOR REFINANCING; DIVIDEND; WITHDRAWAL OF EARNINGS GUIDANCE

SOUTHFIELD, Mich.--(BUSINESS WIRE)--April 8, 2004--Sun Communities, Inc. (NYSE:SUI) (the "Company") is a real estate investment trust that owns and operates manufactured housing communities through Sun Communities Operating Limited Partnership ("SCOLP") and its affiliates. The Company today announced its plan to replace all of its existing unsecured debt with longer term debt secured by the Company's housing communities. The major elements of this plan are the tender offer and the financings described below.

The Tender Offer for the SCOLP Unsecured Notes:

SCOLP is today commencing a cash tender offer (the "Tender Offer") to purchase any and all of the $350 million principal amount of outstanding unsecured notes issued by SCOLP (collectively, the "Notes"). In connection with the Tender Offer, the Company is soliciting consents of holders of the Notes (the "Consents") to a proposed amendment to the indenture governing the Notes that will eliminate substantially all of the restrictive covenants under the indenture and the Notes (the "Consent Solicitation"). The Tender Offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated April 8, 2004, and related documents (together, the "Tender Documents"), which set forth the complete terms and conditions of the Tender Offer and the Consent Solicitation, copies of which may be obtained by contacting the information agent, D.F. King & Co., Inc. at (800) 431-9642.

The Tender Offer is scheduled to expire at 5:00 p.m., New York City time on May 5, 2004 (the "Expiration Date"). Subject to the terms and conditions of the Offer and the Consent Solicitation, SCOLP will pay the "Total Consideration" to the holders who properly tender their Notes and deliver their Consent at or prior to 5:00 p.m., New York City time on April 19, 2004, unless extended at the Company's sole discretion (the "Consent Date"). Total Consideration will be determined by reference to the applicable fixed spread over the yield to maturity of the applicable U.S. Treasury reference security as listed in the table below, on April 20, 2004. The Total Consideration includes a consent payment of $30.00 per $1,000 principal amount of Notes, and is payable on an early settlement date, which is expected to be the date on or promptly after the Company first accepts tendered Notes after the Consent Date. Subject to the terms and conditions of the Offer and the Consent Solicitation, SCOLP will pay to Holders who properly tender their Notes after 5:00 p.m. on the Consent Date but on or prior to the Expiration Date the Total Consideration minus the Consent Payment, which will be payable to such Holders on the final settlement date, which is expected to be promptly after the Expiration Date. Holders will also be paid accrued and unpaid interest from the last interest payment date to, but not including, the applicable settlement date.



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
    Security       Maturity      Fixed       Principal          UST Ref.       Bloomberg    Consent     Cusip
  Description        Date       Spread        Amount            Security         Page       Payment     Number
  -----------        ----       ------        ------            --------         ----       -------     ------
6.77% Callable/     5/15/05     +30 bps     $65,000,000    6 3/4% Notes due       PX4         $30      86667PAB3
Redeemable Notes                                             May 15, 2005

  6.97% Medium      12/3/07     +35 bps     $35,000,000      3% Notes due         PX5         $30      86667PAA5
   Term Notes                                                Nov 15, 2007

  8.20% Medium      8/15/08     +40 bps    $100,000,000    3 1/4% Notes due       PX6         $30      86667PAC1
   Term Notes                                                Aug 15, 2008

  5.75% Notes       4/15/10     +45 bps    $150,000,000    6 1/2% Notes due       PX6         $30      866677AD9
                                                             Feb 15, 2010

The Offer is subject to the satisfaction of certain conditions, including SCOLP's receipt of valid tenders from the holders of at least a majority of the outstanding principal amount of the Notes and the receipt of proceeds from the Company's $625 million bridge loan from Bank of America, N.A. described below.

The Company has retained Lehman Brothers Inc. and Banc One Capital Markets, Inc. to act as the dealer managers in connection with the Tender Offer and as the solicitation agents in connection with the Consent Solicitation. Questions regarding the Tender Offer or Consent Solicitation should be directed to Lehman Brothers Inc. at (800) 438-3242 or (212) 528-7581 (collect). Requests for assistance or additional sets of the offer materials may be directed to DF King & Co., Inc., the information agent and tender agent for the Tender Offer and Consent Solicitation, at (800) 431-9642 (banks and brokers may also call (212) 269-5550 (collect)).

This press release does not constitute an offer to purchase, a solicitation of an acceptance of the Tender Offer or a solicitation of Consents with respect to the Notes, which may be made only pursuant to the terms of the Tender Documents.

Financings:

The Company has secured a commitment for a secured financing with Fannie Mae, totaling up to $250 million, in addition to the $150 million secured financing with Fannie Mae that currently exists (the "Fannie Mae Loan"). The term of the Fannie Mae Loan will be nine years bearing interest at an estimated rate of approximately 4.73%, with an option by the Company to extend the loan for a tenth year at an interest rate of LIBOR plus 240 basis points. The Fannie Mae Loan will be secured by manufactured housing communities owned by SCOLP or its affiliates.

In addition, the Company has secured a commitment for a collateralized mortgage backed securities transaction with Bank of America CMBS Capital Markets, totaling up to $500 million (the "CMBS Loan"). The CMBS Loan also will be secured by manufactured housing communities owned by SCOLP and its affiliates. The CMBS Loan consists of three traunches: $100 million with a seven-year term, $200 million with a ten-year term and $180 million with a twelve-year term. The CMBS Loan has an average blended interest rate of 4.98%.

The Company also has arranged a $625 million bridge loan from Bank of America, N.A. as interim financing until the Fannie Mae Loan and the CMBS Loan (together, the "Secured


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Loans") close. The Company expects to close on both of the Secured Loans within the next sixty (60) days. The Company has entered into agreements to effectively fix the interest rates on substantially all of the CMBS Loan.

The Company plans to use the proceeds of these financing transactions (A) to retire the Notes (approximately $403 million), (B) to repay its existing line of credit (approximately $100 million), and (C) to acquire additional properties, to repurchase the Company's outstanding stock and for general corporate purposes (approximately $247 million). The Company also is negotiating and intends to announce terms of a new revolving line of credit shortly.

Gary Shiffman, Chairman and CEO, issued the following statement on these transactions:

These transactions represent the most significant capital events of the Company since our initial public offering in 1993. Our unsecured notes were originally rated investment grade in 1996 and this rating was upgraded in 1999 by both Moody's Investors Services and Standard & Poors. However, our decision now to leave our investment grade ratings behind and replace our unsecured debt with secured debt is in the best interests of the Company and its shareholders. A number of factors weighed in this decision including the ever-increasing limitations that the restrictions in the Notes placed on our ability to manage the Company's balance sheet in the best interests of the Company's shareholders. In our view, the established stability of the revenue streams in our asset sector, and of our Company in particular, supports prudent increases in debt ratios above those permitted by the Note restrictions.

We believe that these transactions will substantially contribute to growth in earnings and funds from operations in the future. The Company estimates that the costs and expenses of acquiring the Notes in the Tender Offer (exclusive of principal and interest) will be approximately $53 million. When all such costs and expenses are considered in relation to the interest savings on the Company's new secured debt, the Company estimates that the net present value approximates break-even. Furthermore, we believe that the substantially increased flexibility in acquisitions will more than offset these Tender Offer costs. For example, we estimate that our equity and debt costs to finance a future acquisition will decline by more than 200 basis points. By the time we close the Secured Loans, we will have fixed our interest costs on up to $750 million of new secured debt at an average blended rate of approximately 4.90% for an average term of approximately 10 years. These compare to the average blended rate of approximately 6.76% for an average term of approximately 6 years on our existing unsecured debt.

Dividend:

Today, the Company's Board of Directors declared a quarterly dividend of $0.61 per share for the first quarter of 2004. The dividend is payable on April 26, 2004 to shareholders of record April 19, 2004.



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Earnings Release and Conference Call Information:

The Company currently expects to release first quarter results on April 22, 2004, prior to the opening of the market.

A conference call to discuss first quarter operating results can be accessed on April 22, 2004 at 11:00 a.m. EST by calling 877-407-9039 from the Unites States or Canada or 201-689-8359 from outside the United States and Canada. A replay will be available following the call through May 6, 2004 and can be accessed by dialing 877-660-6853 and entering the account number 3055 and the identification number 99228. The conference call also will be available live on the Company's website, www.suncommunities.com, and replay will be available on the Company's website.

Withdrawal of Earnings Guidance:

The Company is withdrawing its previously announced earnings guidance for 2004. As a result of the significant events described above, as well as the fact that the Company is in various stages of negotiations with respect to the potential acquisition of more than $300 million of properties, the current earnings guidance is no longer applicable. Although the Company has determined the impact of several factors (e.g. the Tender Offer costs, transaction costs, changes in interest costs) on 2004 earnings and beyond, there are other factors that cannot be quantified until the Company determines the allocation of uses for approximately $247 million of proceeds from the financing transactions, and until the outcome of pending acquisitions becomes more clear.

Forward Looking Statements:

This press release contains various "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. The words "will," "may," "could," "expect," "anticipate," "believes," "intends," "should," "plans," "estimates," "approximate" and similar expressions identify these forward-looking statements. These forward-looking statements reflect the Company's current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those referenced under the headings entitled "Factors That May Affect Future Results" or "Risk Factors" contained in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the Company's expectations of future events.



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         Sun Communities currently owns and operates a portfolio of 127 communities mainly in the Midwest and Southeast United States. The Company's properties are comprised of over 43,870 developed sites and approximately 6,750 additional sites available for development.

         For more information about Sun Communities, Inc. visit our website at www.suncommunities.com

Contact:

         Sun Communities, Inc.
         Jeffrey P. Jorissen, 248-208-2500